Exhibit 21

List of Subsidiaries

	Name of Company	Where Organized

1.	AMF Merchandising Corporation	Delaware
2.	DC Distribution, LLC	Illinois
3.	Kaanapali Land Management Corporation	Hawaii
4.	Kaanapali Farm Services, Inc.	Hawaii
5.	Kaanapali Roads, LLC	Hawaii
6.	KLC Holding Corp.	Delaware
7.	KLC Land Company, LLC	Hawaii
8.	MauiGrown Coffee Distributors, LLC	Hawaii
9.	NB Lot 3, LLC	Delaware
10.	Oahu MS Development Corp.	Hawaii
11.	Oahu Sugar Company, LLC	Delaware
12.	Pioneer Mill Company, LLC	Hawaii
13.	PM Land Company, LLC	Delaware
14.	PM Land Company Mauka, LLC	Delaware